Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Disc Medicine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	974,409 (2)	$63.12 (3)	$61,504,696.08 (3)	$0.0001476	$9,078.10

Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	43,055(4)	$53.66 (5)	$2,310,331.30 (5)	$0.0001476	$341.01

Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	183,332(6)	$63.12 (3)	$11,571,915.84 (3)	$0.0001476	$1,708.02

Total Offering Amounts					$75,386,943.22		$11,127.13

Total Fee Offsets							—

Net Fee Due							$11,127.13

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.0001 per share (the “Common Stock”) which become issuable under the Registrant’s Amended and Restated 2021 Stock Option and Incentive Plan (the “2021 Plan”) and the Registrant’s Amended and Restated 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents an increase of 974,409 shares of Common Stock to the number of shares reserved for issuance under the 2021 Plan, as a result of an automatic increase effective January 1, 2024. Shares available for issuance under the 2021 Plan were previously registered on Registration Statements on Form S-8 filed with the United States Securities and Exchange Commission (“SEC”) on April 12, 2021 (File No. 333-255194), March 10, 2022 (File No. 333-263410) and January 17, 2023 (File No. 333-269271).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $63.12, the average of the high and low sale prices of the Common Stock as reported on Nasdaq on March 15, 2024 (such date being within five business days of the date that this Registration Statement was filed with the Commission).

(4)

Represents an increase of 43,055 shares of Common Stock to the number of shares reserved for issuance under the 2021 ESPP, as a result of an automatic increase effective January 1, 2024. Shares available for issuance under the 2021 ESPP were previously registered on Registration Statements on Form S-8 filed with the SEC on October 14, 2022 (File No. 333-260243) and January 17, 2023 (File No. 333-269271).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $53.66, which is 85% of the average of the high and low sale prices of the Common Stock as reported on Nasdaq on March 15, 2024 (such date being within five business days of the date that this Registration Statement was filed with the Commission). Pursuant to the 2021 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.

(6)

Represents the aggregate number of shares of the Registrant’s Common Stock issuable upon the exercise of stock options and the vesting of restricted stock units granted to the Registrant’s Chief Financial Officer and the Registrant’s Chief Commercial Officer, in each case as an inducement material to entry into employment with the Registrant under Nasdaq Listing Rule 5635(c)(4).